UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 40-F/A
(Amendment No. 2)

[X] REGISTRATION STATEMENT PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

OR

[   ] ANNUAL REPORT PURSUANT TO SECTION 13(a) OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended ____________________

Commission File Number: 001-38691

AURORA CANNABIS INC.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada	2833	N/A
(Province or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code)	Identification No.)

Suite 500 – 10355 Jasper Avenue
Edmonton, Alberta
Canada T5J 1Y6
Tel: 1-844-928-7672
(Address and telephone number of Registrant’s principal executive offices)

CORPORATION SERVICE COMPANY
251 Little Falls Drive
County of New Castle
Wilmington, Delaware 19808
Tel: 1-800-927-9800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Securities registered or to be registered pursuant to section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered:
Common Shares, no par value	New York Stock Exchange

Securities registered or to be registered pursuant to Section 12(g) of the Act: None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: None

For annual reports, indicate by check mark the information filed with this Form:

[ ] Annual Information Form	[ ] Audited Annual Financial Statements

Indicate the number of outstanding shares of each of the Registrant’s classes of capital or common stock as of the close of the period covered by the annual report: Not applicable

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes [   ]        No [   ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit and post such files).
Yes [   ]        No [   ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 13(a) of the Exchange Act. [   ]

ii

EXPLANATORY NOTE

Aurora Cannabis Inc. (the “Company” or “Registrant”) is a Canadian issuer eligible to file its registration statement pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 40-F pursuant to the multi-jurisdictional disclosure system of the Exchange Act. The Company is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. Equity securities of the Company are accordingly exempt from Sections 14(a), 14(b), 14(c), 14(f) and 16 of the Exchange Act pursuant to Rule 3a12-3.

The Company filed a Registration Statement on Form 40-F (the “Registration Statement”) on October 5, 2018. The Company also filed Amendment No. 1 to the Registration Statement on October 5, 2018 for the sole purpose of filing exhibits that were too large to be filed with the original Registration Statement.

The Company is filing this Amendment No. 2 to the Registration Statement for the purposes of (a) filing as Exhibit No. 99.212 thereto, the consent of Deloitte LLP (the “CanniMed Auditor’s Consent”) to the incorporation by reference in the Registration Statement of its report dated January 29, 2018, relating to the consolidated financial statements of CanniMed Therapeutics Inc. as at and for the years ended October 31, 2017 and 2016, which appears in Exhibit 99.124 to the Registration Statement; and (b) correcting the description in the Exhibit Index of Exhibit 99.46, previously filed, to read as “Management Discussion and Analysis for the three months ended September 30, 2017” rather than “Management Information Circular for the three months ended September 30, 2017”. The CanniMed Auditor’s Consent was inadvertently omitted from the original Registration Statement filing and Amendment No. 1 to the Registration Statement. No other amendment to the Registrant’s Registration Statement is being effected hereby.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant certifies that it meets all of the requirements for filing on Form 40-F and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 3, 2018	AURORA CANNABIS INC.

By:	/s/ Glen Ibbott
Glen Ibbott
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Exhibit Description
Number

(1) 99.1	Material change report dated July 10, 2017
(1) 99.2	Material change report dated July 12, 2017
(1) 99.3	Material change report dated July 13, 2017
(1) 99.4	Material change report dated July 18, 2017
(1) 99.5	Material change report dated July 21, 2017
(1) 99.6	Material change report dated July 24, 2017
(1) 99.7	Change of Status Report dated July 26, 2017
(1) 99.8	Material change report dated July 31, 2017
(1) 99.9	Material change report dated August 8, 2017
(1) 99.10	Material change report dated August 31, 2017
(1) 99.11	Material change report dated September 18, 2017
(1) 99.12	Material change report dated September 19, 2017
(1) 99.13	Annual financial statements for the years ended June 30, 2017 and 2016
(1) 99.14	Management Discussion and Analysis for the three and twelve month periods ended June 30, 2017
(1) 99.15	Annual Information form for the financial year ended June 30, 2017, dated September 25, 2017
(1) 99.16	Certification of Annual Filings Following an IPO/RTO/Becoming a Non-Venture Issuer by CEO dated September 26, 2017
(1) 99.17	Certification of Annual Filings Following an IPO/RTO/Becoming a Non-Venture Issuer by CFO dated September 26, 2017
(1) 99.18	Material change report dated September 26, 2017
(1) 99.19	Material change report dated September 28, 2017
(1) 99.20	Material change report dated September 29, 2017
(1) 99.21	Material change report dated October 2, 2017
(1) 99.22	Material change report dated October 5, 2017
(1) 99.23	Management Information Circular dated October 2, 2017
(1) 99.24	Notice of annual and special meeting of shareholders dated October 2, 2017
(1) 99.25	Form of proxy for annual and special meeting of shareholders to be held on November 13, 2017
(1) 99.26	Material change report dated October 10, 2017
(1) 99.27	Material change report dated October 10, 2017
(1) 99.28	Material change report dated October 10, 2017
(1) 99.29	Material change report dated October 16, 2017
(1) 99.30	Material change report dated July 31, 2017
(2) 99.31	Material contract filed October 20, 2017 (Investment Agreement dated July 31, 2016)

(1) 99.32	Material contract filed October 20, 2017 (Amended and Restated Share Purchase Agreement dated August 9, 2016 and amended August 16, 2016)
(1) 99.33	Material contract filed October 20, 2017 (Memorandum of Understanding dated December 13, 2016)
(1) 99.34	Material contract filed October 20, 2017 (Share Purchase and Transfer Agreement dated May 18, 2017)
(1) 99.35	Material contract filed October 20, 2017 (Investor Rights Agreement dated September 15, 2017)
(2) 99.36	Material contract filed October 20, 2017 (Option Agreement dated September 15, 2017)
(1) 99.37	Material change report dated October 23, 2017
(1) 99.38	News release dated October 30, 2017
(1) 99.39	Material change report dated November 2, 2017
(1) 99.40	News release dated November 6, 2017
(1) 99.41	Material change report dated November 6, 2017
(1) 99.42	Material change report dated November 6, 2017
(1) 99.43	Material change report dated November 7, 2017
(1) 99.44	Material change report dated November 7, 2017
(1) 99.45	Interim financial statements for the three months ended September 30, 2017 and 2016
(1) 99.46	Management Discussion and Analysis for the three months ended September 30, 2017
(1) 99.47	Certification of Interim Filings Following an IPO/RTO/Becoming a Non-Venture Issuer by CEO, dated November 9, 2017
(1) 99.48	Certification of Interim Filings Following an IPO/RTO/Becoming a Non-Venture Issuer by CFO, dated November 9, 2017
(1) 99.49	Material change report dated November 9, 2017
(1) 99.50	Material change report dated November 14, 2017
(1) 99.51	Material change report dated November 14, 2017
(1) 99.52	Material change report dated November 15, 2017
(1) 99.53	Material change report dated November 16, 2017
(1) 99.54	Material change report dated November 16, 2017
(1) 99.55	Report of voting results from the annual and special meeting held on November 13, 2017
(1) 99.56	Material change report dated November 20, 2017
(1) 99.57	News release dated November 23, 2017
(1) 99.58	News release dated November 23, 2017
(1) 99.59	News release dated November 23, 2017
(1) 99.60	Material change report dated November 29, 2017
(1) 99.61	Material change report dated November 29, 2017
(1) 99.62	Debenture Indenture dated November 28, 2017
(1) 99.63	Special Warrant Indenture dated November 28, 2017
(1) 99.64	News release dated December 4, 2017
(1) 99.65	News release dated December 4, 2017

(1) 99.66	News release dated December 5, 2017
(1) 99.67	News release dated December 11, 2017
(1) 99.68	News release dated December 12, 2017
(1) 99.69	Management Information Circular dated December 8, 2017
(1) 99.70	Notice of special meeting of the shareholders dated December 8, 2017
(1) 99.71	Form of proxy for special meeting of the shareholders to be held on January 15, 2018
(1) 99.72	News release dated December 13, 2017
(1) 99.73	Master Services Agreement dated November 5, 2017
(1) 99.74	News release dated December 19, 2017
(1) 99.75	News release dated January 2, 2018
(1) 99.76	News release dated January 2, 2018
(1) 99.77	News release dated January 4, 2018
(1) 99.78	News release dated January 5, 2018
(1) 99.79	Material change report dated January 5, 2018
(1) 99.80	News release dated January 8, 2018
(1) 99.81	News release dated January 9, 2018
(1) 99.82	News release dated January 15, 2018
(1) 99.83	News release dated January 15, 2018
(1) 99.84	News release dated January 15, 2018
(1) 99.85	Term Sheet: Strategic Investment Arrangement dated January 4, 2018
(1) 99.86	Subscription Agreement for Subscription Receipts dated January 4, 2018
(1) 99.87	News release dated January 18, 2018
(1) 99.88	News release dated January 23, 2018
(1) 99.89	Material change report dated January 26, 2018
(1) 99.90	Support Agreement dated January 24, 2018
(1) 99.91	News release dated January 29, 2018
(1) 99.92	News release dated February 7, 2018
(1) 99.93	News release dated February 8, 2018
(1) 99.94	Interim financial report for the three and six months ended December 31, 2017 and 2016
(1) 99.95	Management’s Discussion and Analysis for the three and six months ended December 31, 2017 and 2016
(1) 99.96	Certification of interim filings in connection with the filing of interim financials and MD&A for the period ended December 31, 2017 by CEO, dated February 8, 2018
(1) 99.97	Certification of interim filings in connection with the filing of interim financials and MD&A for the period ended December 31, 2017 by CFO, dated February 8, 2018
(1) 99.98	Material change report dated February 8, 2018
(1) 99.99	News release dated February 14, 2018
(1) 99.100	Material change report dated February 16, 2018
(1) 99.101	News release dated February 22, 2018

(1) 99.102	News release dated February 27, 2018
(1) 99.103	Investor Rights Agreement dated January 12, 2018
(1) 99.104	News release dated March 1, 2018
(1) 99.105	News release dated March 9, 2018
(1) 99.106	News release dated March 12, 2018
(1) 99.107	News release dated March 13, 2018
(1) 99.108	News release dated March 15, 2018
(1) 99.109	News release dated March 15, 2018
(1) 99.110	Material change report dated March 19, 2018
(1) 99.111	News release dated March 26, 2018
(1) 99.112	News release dated March 28, 2018
(1) 99.113	News release dated April 2, 2018
(1) 99.114	News release dated April 4, 2018
(1) 99.115	News release dated April 11, 2018
(1) 99.116	News release dated April 13, 2018
(1) 99.117	News release dated April 13, 2018
(1) 99.118	News release dated April 16, 2018
(1) 99.119	News release dated April 16, 2018
(1) 99.120	News release dated April 30, 2018
(1) 99.121	News release dated April 30, 2018
(1) 99.122	News release dated May 1, 2018
(1) 99.123	News release dated May 2, 2018
(1) 99.124	Business acquisition report dated April 30, 2018
(1) 99.125	News release dated May 3, 2018
(1) 99.126	Interim financial statements for the three and nine months ended March 31, 2018 and 2017
(1) 99.127	Management’s Discussion and Analysis for the three and nine months ended March 31, 2018
(1) 99.128	Certification of interim filings in connection with the filing of interim financials and MD&A for the period ended March 31, 2018 by CEO, dated May 8, 2018
(1) 99.129	Certification of interim filings in connection with the filing of interim financials and MD&A for the period ended March 31, 2018 by CFO, dated May 8, 2018
(1) 99.130	News release dated May 8, 2018
(1) 99.131	News release dated May 10, 2018
(1) 99.132	Debenture Indenture dated March 9, 2018
(1) 99.133	News release dated May 15, 2018
(1) 99.134	News release dated May 22, 2018
(1) 99.135	News release dated May 23, 2018
(1) 99.136	Material change report dated May 24, 2018
(1) 99.137	News release dated May 25, 2018
(1) 99.138	News release dated May 25, 2018

(1) 99.139	News release dated May 28, 2018
(1) 99.140	News release dated May 30, 2018
(1) 99.141	News release dated June 7, 2018
(1) 99.142	News release dated June 8, 2018
(1) 99.143	News release dated June 11, 2018
(1) 99.144	News release dated June 12, 2018
(1) 99.145	News release dated June 13, 2018
(1) 99.146	News release dated June 18, 2018
(1) 99.147	News release dated June 20, 2018
(1) 99.148	Management information circular dated June 18, 2018
(1) 99.149	Notice of special meeting of shareholders dated June 18, 2018
(1) 99.150	Form of proxy for special meeting of shareholders to be held on July 18, 2018
(1) 99.151	News release dated June 20, 2018
(1) 99.152	News release dated June 21, 2018
(1) 99.153	News release dated June 25, 2018
(1) 99.154	News release dated June 26, 2018
(1) 99.155	News release dated July 3, 2018
(1) 99.156	News release dated July 5, 2018
(1) 99.157	News release dated July 6, 2018
(1) 99.158	News release dated July 6, 2018
(1) 99.159	News release dated July 11, 2018
(1) 99.160	News release dated July 11, 2018
(1) 99.161	News release dated July 11, 2018
(1) 99.162	News release dated July 16 , 2018
(1) 99.163	News release dated July 16, 2018
(1) 99.164	News release dated July 18, 2018
(1) 99.165	Report of voting results for special meeting of shareholders held on July 18, 2018
(1) 99.166	News release dated July 23, 2018
(1) 99.167	News release dated July 24, 2018
(1) 99.168	News release dated July 30, 2018
(1) 99.169	News release dated July 28, 2018
(1) 99.170	Material change report dated August 3, 2018
(1) 99.171	News release dated August 7, 2018
(1) 99.172	News release dated August 8, 2018
(1) 99.173	News release dated August 10, 2018
(1) 99.174	News release dated August 13, 2018
(1) 99.175	News release dated August 14, 2018
(1) 99.176	News release dated August 14, 2018

(1) 99.177	News release dated August 16, 2018
(1) 99.178	Depository Agreement dated June 18, 2018
(1) 99.179	First Supplemental Indenture Agreement dated July 25, 2018
(1) 99.180	Material change report dated August 16, 2018
(1) 99.181	News release dated August 17, 2018
(1) 99.182	News release dated August 20, 2018
(1) 99.183	News release dated August 21, 2018
(1) 99.184	News release dated August 22, 2018
(1) 99.185	News release dated August 27, 2018
(1) 99.186	News release dated September 4, 2018
(1) 99.187	News release dated September 7, 2018
(1) 99.188	News release dated September 10, 2018
(1) 99.189	Credit Agreement dated August 29, 2018
(1) 99.190	Material change report dated September 10, 2018
(1) 99.191	News release dated September 11, 2018
(1) 99.192	News release dated September 12, 2018
(1) 99.193	News release dated September 14, 2018
(1) 99.194	Business acquisition report dated September 5, 2018
(1) 99.195	News release dated September 18, 2018
(1) 99.196	News release dated September 18, 2018
(1) 99.197	Voting and Support Agreement dated September 8, 2018
(1) 99.198	Arrangement Agreement dated September 8, 2018
(1) 99.199	Material change report dated September 18, 2018
(1) 99.200	News release dated September 19, 2018
(1) 99.201	News release dated September 21, 2018
(1) 99.202	News release dated September 24, 2018
(1) 99.203	Annual consolidated financial statements for the years ended June 30, 2018 and 2017
(1) 99.204	Management Discussion and Analysis for the year ended June 30, 2018
(1) 99.205	Annual Information form for the financial year ended June 30, 2018
(1) 99.206	Certification of Annual Filings by CEO dated September 25, 2018
(1) 99.207	Certification of Annual Filings by CFO dated September 25, 2018
(1) 99.208	Notice of Change of Auditor
(1) 99.209	Letter from successor auditor
(1) 99.210	Letter from former auditor
(1) 99.211	Consent of MNP LLP
(2) 99.212	Consent of Deloitte LLP

(1)previously filed.
(2)filed herewith.